Filed Pursuant to Rule 433
Registration No. 333-157502
February 1, 2011

Supplementing the Preliminary Prospectus
Supplement dated February 1, 2011
(To Prospectus dated February 23, 2009)
TERM SHEET
$1,600,000,000
Johnson Controls, Inc.
$350,000,000 Floating Rate Notes due 2014
$450,000,000 1.75% Senior Notes due 2014
$500,000,000 4.25% Senior Notes due 2021
$300,000,000 5.70% Senior Notes due 2041
Floating Rate Notes due 2014

Issuer:	Johnson Controls, Inc.

Title:	Floating Rate Notes due 2014

Aggregate Principal Amount Offered:	$350,000,000 aggregate principal amount

Maturity:	February 4, 2014

Yield to Maturity:	Three-Month LIBOR + 41bps

Reference Benchmark:	Three-Month LIBOR

Spread to Benchmark:	41bps

Interest Payment Dates:	Quarterly on February 4, May 4, August 4 and November 4, beginning on May 4, 2011, and at maturity, provided that if any interest payment date would otherwise be a day that is not a business day, the interest payment date will be postponed to the immediately succeeding day that is a business day, except that if that business day is in the immediately succeeding calendar month, the interest payment date shall be the immediately preceding business day

Price to Public:	100.000%

Interest Reset Dates:	Quarterly February 4, May 4, August 4 and November 4, beginning on May 4, 2011; provided that if any interest reset date would otherwise be a day that is not a business day, the interest reset date will be postponed to the immediately succeeding day that is a business day, except that if that business day is in the immediately succeeding calendar month, the interest reset date shall be the immediately preceding business day

Initial Interest Rate:	Three-month LIBOR, determined as of two London business days prior to the settlement date, plus 0.41% per annum

Interest Reset Periods:	The “initial interest reset period” will be the period from and including the settlement date to but excluding the first interest reset date. Thereafter, each “interest reset period” will be the period from and including an interest reset date to but excluding the immediately succeeding interest reset date; provided that the final interest reset period for the notes will be the period from and including the interest reset date immediately preceding the maturity date of such notes to but excluding the maturity date

Interest Determination Date:	The interest rate applicable to each interest reset period commencing on the related interest reset date, or the settlement date in the case of the initial interest period, will be the rate determined as of the applicable interest determination date. The “interest determination date” will be the second London business day immediately preceding the settlement date, in the case of the initial interest reset period, or thereafter the applicable interest reset date.

Three-month LIBOR will be determined by the calculation agent as of the applicable interest determination date in accordance with the following provisions:

(i) LIBOR is the rate for deposits in U.S. dollars for the 3-month period which appears on Bloomberg Page BBAM1 (as defined below) at approximately 11:00 a.m., London time, on the applicable interest determination date. “Bloomberg Page BBAM1” means the display designated on page “BBAM1” on the Bloomberg Service (or such other page as may replace the BBAM1 page on that service, any successor service or such other service or services as may be nominated by the British Bankers’ Association for the purpose of displaying London interbank offered rates for U.S. dollar deposits). If no rate appears on Bloomberg Page BBAM1, LIBOR for such interest determination date will be determined in accordance with the provisions of paragraph (ii) below.

(ii) With respect to an interest determination date on which no rate appears on Bloomberg Page BBAM1 as of approximately 11:00 a.m., London time, on such interest determination date, the calculation agent shall request the principal London offices of each of four major reference banks (which may include affiliates of the underwriters) in the London interbank market selected by the calculation agent (after consultation with the company) to provide the calculation agent with a quotation of the rate at which deposits of U.S. dollars having a three-month maturity, commencing on the second London business day immediately following such interest determination date, are offered by it to prime banks in the London interbank market as of approximately 11:00 a.m., London time, on such interest determination date in a principal amount equal to an amount of not less than U.S. $1,000,000 that is representative for a single transaction in such market at such time. If at least two such quotations are provided, LIBOR for such interest determination date will be the arithmetic mean of such quotations as calculated by the calculation agent. If fewer than two quotations are provided, LIBOR for such interest determination date will be the arithmetic mean of the rates quoted as of approximately 11:00 a.m., New York City time, on such interest determination date by three major banks (which may include affiliates of the underwriters) selected by the calculation agent (after consultation with the company)

for loans in U.S. dollars to leading European banks having a three-month maturity commencing on the second London business day immediately following such interest determination date and in a principal amount equal to an amount of not less than U.S. $1,000,000 that is representative for a single transaction in such market at such time; provided, however, that if the banks selected as aforesaid by the calculation agent are not quoting such rates as mentioned in this sentence, LIBOR for such interest determination date will be LIBOR determined with respect to the immediately preceding interest determination date

Business Day:	With respect to the notes, a “business day” means (i) any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in The City of New York and (ii) and that is also a “London business day,” which is a day on which dealings in deposits in U.S. dollars are transacted in the London interbank market

Calculation Agent:	U.S. Bank National Association

Day Count Convention:	Actual/360

CUSIP/ISIN:	478366AY3 / US478366AY30

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Trade Date:	February 1, 2011

Settlement Date:	February 4, 2011 (T+3)

Joint Book-Running Managers:	J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated Citigroup Global Markets Inc. Goldman, Sachs & Co. U.S. Bancorp Investments, Inc.

Senior Co-Managers:	Banca IMI S.p.A.
Barclays Capital Inc.
Commerz Markets LLC
Credit Agricole Securities (USA) Inc.
Danske Markets Inc.
ING Financial Markets LLC
Mitsubishi UFJ Securities (USA), Inc.
Standard Chartered Bank
Wells Fargo Securities, LLC

Co-Managers:	BBVA Securities Inc. RBS Securities Inc. TD Securities (USA) LLC UniCredit Capital Markets, LLC

Rating:	Baa1 (Stable) — Moody’s Investors Service Inc. BBB+ (Stable) — Standard & Poor’s Ratings Services BBB+ (Positive) — Fitch Ratings

1.75% Senior Notes due 2014

Issuer:	Johnson Controls, Inc.

Title:	1.75% Senior Notes due 2014

Aggregate Principal Amount Offered:	$450,000,000 aggregate principal amount

Maturity:	March 1, 2014

Interest:	1.75% per year

Benchmark Treasury:	1.000% due January 15, 2014

Spread to Benchmark Treasury:	75bps

Benchmark Treasury Price and Yield:	99-31; 1.011%

Yield to Maturity:	1.761%

Price to Public:	99.967%

Interest Payment Dates:	Semiannually in arrears on March 1 and September 1 of each year, commencing September 1, 2011

Make-Whole Call:	UST + 15 bps

CUSIP/ISIN:	478366AV9 / US478366AV90

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Trade Date:	February 1, 2011

Settlement Date:	February 4, 2011 (T+3)

Day Count Convention:	30/360

Joint Book-Running Managers:	J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated Citigroup Global Markets Inc. Goldman, Sachs & Co. U.S. Bancorp Investments, Inc.

Senior Co-Managers:	Banca IMI S.p.A.
Barclays Capital Inc.
Commerz Markets LLC
Credit Agricole Securities (USA) Inc.
Danske Markets Inc.
ING Financial Markets LLC
Mitsubishi UFJ Securities (USA), Inc.
Standard Chartered Bank
Wells Fargo Securities, LLC

Co-Managers:	BBVA Securities Inc. RBS Securities Inc. TD Securities (USA) LLC UniCredit Capital Markets, LLC

Rating:	Baa1 (Stable) — Moody’s Investors Service Inc. BBB+ (Stable) — Standard & Poor’s Ratings Services BBB+ (Positive) — Fitch Ratings
4.25% Senior Notes due 2021

Issuer:	Johnson Controls, Inc.

Title:	4.25% Senior Notes due 2021

Aggregate Principal Amount Offered:	$500,000,000 aggregate principal amount

Maturity:	March 1, 2021

Interest:	4.25% per year

Benchmark Treasury:	2.625% due November 15, 2020

Spread to Benchmark Treasury:	90bps

Benchmark Treasury Price and Yield:	93-09; 3.439%

Yield to Maturity:	4.339%

Price to Public:	99.276%

Interest Payment Dates:	Semiannually in arrears on March 1 and September 1 of each year, commencing September 1, 2011

Make-Whole Call:	UST + 15 bps

CUSIP/ISIN:	478366 AX5 / US478366AX56

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Trade Date:	February 1, 2011

Settlement Date:	February 4, 2011 (T+3)

Day Count Convention:	30/360

Joint Book-Running Managers:	J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated Citigroup Global Markets Inc. Goldman, Sachs & Co. U.S. Bancorp Investments, Inc.

Senior Co-Managers:	Banca IMI S.p.A.
Barclays Capital Inc.
Commerz Markets LLC
Credit Agricole Securities (USA) Inc.
Danske Markets Inc.
ING Financial Markets LLC
Mitsubishi UFJ Securities (USA), Inc.
Standard Chartered Bank
Wells Fargo Securities, LLC

Co-Managers:	BBVA Securities Inc. RBS Securities Inc. TD Securities (USA) LLC UniCredit Capital Markets, LLC

Rating:	Baa1 (Stable) — Moody’s Investors Service Inc. BBB+ (Stable) — Standard & Poor’s Ratings Services BBB+ (Positive) — Fitch Ratings
5.70% Senior Notes due 2041

Issuer:	Johnson Controls, Inc.

Title:	5.70% Senior Notes due 2041

Aggregate Principal Amount Offered:	$300,000,000 aggregate principal amount

Maturity:	March 1, 2041

Interest:	5.70% per year

Benchmark Treasury:	3.875% due August 15, 2040

Spread to Benchmark Treasury:	110bps

Benchmark Treasury Price and Yield:	88-02; 4.62%

Yield to Maturity:	5.72%

Price to Public:	99.708%

Interest Payment Dates:	Semiannually in arrears on March 1 and September 1 of each year, commencing September 1, 2011

Make-Whole Call:	UST + 20 bps

CUSIP/ISIN:	478366AW7 / US478366AW73

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Trade Date:	February 1, 2011

Settlement Date:	February 4, 2011 (T+3)

Day Count Convention:	30/360

Joint Book-Running Managers:	J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated Citigroup Global Markets Inc. Goldman, Sachs & Co. U.S. Bancorp Investments, Inc.

Senior Co-Managers:	Banca IMI Securities Corp.
Barclays Capital Inc.
Commerz Markets LLC
Credit Agricole Securities (USA) Inc.
Danske Markets Inc.
ING Financial Markets LLC
Mitsubishi UFJ Securities (USA), Inc.
Standard Chartered Bank
Wells Fargo Securities, LLC

Co-Managers:	BBVA Securities Inc. RBS Securities Inc. TD Securities (USA) LLC UniCredit Capital Markets, LLC

Rating:	Baa1 (Stable) — Moody’s Investors Service Inc. BBB+ (Stable) — Standard & Poor’s Ratings Services BBB+ (Positive) — Fitch Ratings
Notes: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC collect at 1-212-834-4533 or Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322.